NEWS FOR IMMEDIATE RELEASE





               THE MANITOWOC COMPANY ANNOUNCES

        PRELIMINARY RESULTS FOR THE FIRST QUARTER 2001



   RESULTS PRIMARILY AFFECTED BY BEVERAGE INDUSTRY SOFTNESS





MANITOWOC, WI - March 26, 2001 - The Manitowoc Company, Inc.

(NYSE: MTW) today announced preliminary financial results for the first quarter ending March 31, 2001.  The company

anticipates that reported net sales for the first quarter will be in the range of $215 million to $225 million compared with the $202.0 million reported in the first quarter of 2000.

Diluted earnings per share for the quarter are expected to be in the range of $.38 to $.43 compared with year-ago earnings per share of $.57.



"Orders from customers in our foodservice and boom-truck

businesses have been much slower than we expected during the first quarter," stated Terry D. Growcock, Manitowoc's

president and chief executive officer.  "Despite this

weakness, our cash generation continues to be strong.  In

addition, significant cost-control measures have been

implemented at all of our foodservice and boom-truck

operations and we expect these actions will result in cost

savings in the second half of 2001.



"In our foodservice segment, we had anticipated single-digit growth to resume by early 2001.  However, widely reported

capital spending constraints in the beverage-equipment

industry are significantly affecting our foodservice

performance for the first quarter.  Volume decreases on the

beverage side of our business, combined with product mix

issues in the remainder of our foodservice operations, will

contribute to lower margins in this segment," continued

Growcock.



"On the crane side of the business, sales of our boom trucks continue to be weak due to greater economic pressures on

smaller contractors, reflecting the reduced order patterns for light-duty construction equipment that we have seen for the

past two quarters.  In addition, our crane segment is being

impacted with pricing pressures due to the strong dollar and greater competitiveness within the global market.  These

factors, in turn, have negatively impacted our crane margins.

Conversely, we continue to see strong quoting activity for our high-capacity cranes, primarily due to demand throughout the energy-related market.  Equally importantly, we continue to

maintain our worldwide market share despite these difficult

conditions.



"In our marine segment, we are in the midst of another busy

winter repair season, which has included several large-vessel dockings as well as a solid slate of repair work for many of the ships wintering at our Ohio and Wisconsin shipyards.



"Looking ahead, we remain somewhat optimistic about the

remainder of the year.  We are particularly enthused about the new foodservice products we have recently introduced in

addition to those that will be launched throughout the balance of 2001.  Next week, Manitowoc Cranes will unveil and

introduce several new products at Bauma, which is the world's largest construction-equipment trade show.  And in Marine, not only do we have an active slate of project quotations for

Great Lakes and dredging applications, our assimilation of

Marinette Marine is progressing smoothly and is expected to

meet our accretion assumptions for the year.



"Because the quarter is not yet concluded, we will provide

further guidance when we report our first-quarter results on

April 17.  At that time, we will have greater insight from

Bauma and can better ascertain the impact of our cost

reduction programs for the balance of the year," concluded

Growcock.



The Manitowoc Company will host a conference call this

morning, March 26, at 10:00 a.m., Eastern Standard Time.  The

dial-in number for the call is 719-457-2642.  Please use

confirmation code 529388 to access the call.  The call will

also be broadcast live via the Internet at Manitowoc's Web

site: http:\\www.manitowoc.com and also on StreetEvents:

www.StreetEvents.com.  The company expects to report first-

quarter 2001 financial results on April 17, 2001.



The Manitowoc Company, Inc. is a leading manufacturer of ice-

cube machines, ice/beverage dispensers, and commercial

refrigeration equipment for the foodservice industry.  It is also a leading producer of lattice-boom cranes, boom trucks,

and related products for the construction industry, and

specializes in ship repair, conversion, and new-construction services for the Great Lakes maritime industry.







A NOTE ON FORWARD-LOOKING STATEMENTS



Any forward-looking statements contained in this document are based on current expectations that may differ significantly

from actual results due to risks and uncertainties in our

operations and the business environment. The foregoing

statements regarding expectations of future product demand,

market conditions, manufacturing efficiencies, general

economic conditions, Manitowoc's revenue and earnings

projections for the first quarter of 2001, the performance of its boom-truck, high-capacity crane, and beverage businesses,

and the performance of its Foodservice, Cranes and Marine

segments for the quarter are forward-looking statements and

actual results may differ materially. Among the factors that could cause actual results to differ materially include, but are not limited to, those relating to the revenue growth of

the company and/or its business segments, achieving market

leadership in the company's business segments, future market strength for the company's business segments, the pursuit of acquisitions, marketplace demand and customer acceptance of

new products, future product introductions, and future

manufacturing efficiencies.  Other factors are listed on page

24 of the company's 1999 annual report.  Any such forward-

looking statements are made pursuant to the Safe Harbor

provisions of the Private Securities Litigation Reform Act of

1995.







For further information:

Glen E. Tellock

Senior Vice President & Chief Financial Officer

920-683-8122

























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